UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant ☐

Filed by a Party other than the Registrant ☒

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to Section 240.14a-12

Warrior Met Coal, Inc.

(Name of Registrant as Specified In Its Charter)

American Federation of Labor and Congress of Industrial Organizations

United Mine Workers of America

Carin Zelenko

Brandon Rees

Erin Markiewitz

Jason Haught

Michael Phillippi

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☒	No fee required

☐	Fee paid previously with preliminary materials

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

For the Annual Meeting of Stockholders

Warrior Met Coal, Inc. (NYSE: HCC)

Virtual Meeting Link:

www.meetnow.global/MJN4FCU

Thursday, April 25, 2024

9:00 a.m. Central Time

First released to stockholders:

March 22, 2024

American Federation of Labor and

Congress of Industrial Organizations (the “AFL-CIO”)

815 Black Lives Matter Plaza NW

Washington, DC 20006

Telephone: 202-637-5152

invest@aflcio.org

United Mine Workers of America (the “UMWA”)

18354 Quantico Gateway Drive Suite 200

Triangle VA 22172

Telephone: 703-291-2400

info@umwa.org

Dear Warrior Met Coal, Inc. Stockholders:

We are writing to urge you to vote FOR five stockholder proposals on the BLUE card that we believe will strengthen the corporate governance of Warrior Met Coal, Inc. (the “Company”). These five stockholder proposals request that the Board of Directors take the necessary steps to adopt 1) a policy to require stockholder approval of “poison pills,” 2) a “proxy access” bylaw provision, 3) a policy to require stockholder approval of the use of “blank check” preferred stock for antitakeover purposes, 4) a policy to require stockholder approval of “golden parachutes,” and 5) an independent, third-party assessment of the Company’s respect for workers’ international human rights of freedom of association and collective bargaining. These shareholder proposals are non-binding and advisory in nature, and will not legally mandate any action by the Company. A full description of these proposals (Items 5, 6, 7, 8 and 9 on the BLUE card, collectively the “Stockholder Proposals”) follows below.

1

REASONS FOR THIS PROXY SOLICITATION

We believe that the Stockholder Proposals we have submitted for a vote at the Company’s 2024 annual meeting of stockholders will promote stockholder value and increase management accountability to investors. While these Stockholder Proposals are subject to debate, it is our opinion that they are elements of good corporate governance. In our view, these reforms are especially important in light of the Company’s relative underperformance of its direct competitors Arch Resources, Inc. (ARCH) and Peabody Energy Corporation (BTU) in recent years. We believe this underperformance is due in large part to a strike that could have been avoided had the Company bargained in good faith with the UMWA.

On April 1, 2021, approximately 1,000 members of the UMWA – two thirds of the Company’s workforce – went on strike in Brookwood, Alabama.1 The UMWA estimates that its members had given up $1.1 billion in concessions to help the Company’s mines emerge from the bankruptcy of Walter Energy.2 The UMWA strike against the Company ended on February 16, 2023 with an unconditional return to work offer that the Company accepted.3 The UMWA continues to seek to negotiate a new collective bargaining agreement with the Company.

The UMWA strike was costly to the Company in direct costs as well as from the opportunity cost of reduced production. Despite hiring replacement workers during the UMWA strike, the Company was unsuccessful in maintaining its pre-strike levels of production. During the strike, the Company idled one of its two active mines and reduced production at its second mine.4 The Company idled Mine 4 and scaled back operations at Mine 7 in the first quarter of 2021.5 The Company restarted operations at Mine 4 in the first quarter of 2022.6 Compared to 7.7 million metric tons in 2019 and 7.1 million metric tons in 2020,7 the Company only produced 5.1 million metric tons in 2021 and 5.7 million metric tons in 2022.8 In addition to lower production volume, the Company also incurred significant idle mine and business interruption expenses associated with the UMWA strike. These expenses (which the Company excluded from its Adjusted EBITDA calculation) amounted to $55.3 million in 2021, $35.6 million in 2022, and $8.3 million in 2023.9

_____________________________

1 Warrior Met Coal, Inc., Annual Report for the Fiscal Year Ended December 31, 2023 (Form 10-K), February 14, 2024, p. 71, https://www.sec.gov/ixviewer/ix.html?doc=/Archives/edgar/data/1691303/000169130324000008/hcc-20231231.htm; UMWA, “UMWA Issues Strike Notice at Alabama’s Warrior Met Coal,” March 31, 2021, https://umwa.org/news-media/press/umwa-issues-strike-notice-at-alabamas-warrior-met-coal/.

2 UMWA, “One Year Later and UMWA Workers are Still Fighting for The Dignity They Deserve,” March 31, 2022, https://umwa.org/news-media/press/one-year-later-and-umwa-workers-are-still-fighting-for-the-dignity-they-deserve/.

3  UMWA, “UMWA Issues Return to Work Letter to Warrior Met Coal,” February 16, 2024, https://umwa.org/news-media/press/16387/.

4 Warrior Met Coal, Inc., Annual Report for the Fiscal Year Ended December 31, 2022 (Form 10-K), February 15, 2023, p. 68, https://www.sec.gov/ix?doc=/Archives/edgar/data/0001691303/000169130323000010/hcc-20221231.htm.

5 Warrior Met Coal, Inc., Quarterly Report for the Quarterly Period Ended March 31, 2021 (Form 10-K), May 5, 2021, p. 20, https://www.sec.gov/ixviewer/ix.html?doc=/Archives/edgar/data/0001691303/000169130321000017/hcc-20210331.htm.

6 Warrior Met Coal, Inc., Annual Report for the Fiscal Year Ended December 31, 2022 (Form 10-K), February 15, 2023, p. 68, https://www.sec.gov/ix?doc=/Archives/edgar/data/0001691303/000169130323000010/hcc-20221231.htm.

7 Warrior Met Coal, Inc., Annual Report for the Fiscal Year Ended December 31, 2020 (Form 10-K), U.S. Securities and Exchange Commission, February 24, 2021, p. 64, https://www.sec.gov/ix?doc=/Archives/edgar/data/0001691303/000169130321000010/hcc-20201231.htm.

8 Warrior Met Coal, Inc., Annual Report for the Fiscal Year Ended December 31, 2022 (Form 10-K), February 15, 2023, p. 69, https://www.sec.gov/ix?doc=/Archives/edgar/data/1691303/000169130323000010/hcc-20221231.htm.

9In 2021, the Company incurred $21.372 million in strike related business interruption expenses and $33.899 million in strike related idle mine expenses, amounting to a combined total expense of $55.271 million due to the UMWA strike. In 2022, the Company incurred $23.455 million in business interruption expenses and $12.137 million in idle mine expenses, totaling $35.592 million in strike related expenses. And in 2023, the Company incurred an additional $8.291 million in in business interruption expenses related to the UMWA strike. Warrior Met Coal, Inc., Annual Report for the Fiscal Year Ended December 31, 2023 (Form 10-K), February 14, 2024, p. 74, https://www.sec.gov/ixviewer/ix.html?doc=/Archives/edgar/data/1691303/000169130324000008/hcc-20231231.htm.

2

The UMWA strike occurred during a period when metallurgical coal prices reached historic highs.10 The Company’s average net selling price increased from $113.12 per metric ton in 2020 to $180.43 per metric ton in 2021, and peaked at $334.89 per metric ton in 2022.11 We believe that the opportunity cost of lost production during a period of high metallurgical coal prices is directly attributable to the Company’s failure to negotiate a collective bargaining agreement with the UMWA that could have prevented the strike or ended it more quickly.

Warrior Met Coal Metric Tons Produced 2019-202312

	For the years ended December 31,
	2019	2020	2021	2022	2023
Metric Tons Produced (in thousands)	7,683	7,132	5,084	5,729	6,936
Average Price per Metric Ton	$170.72	$113.12	$180.43	$334.89	$241.64
Difference in Metric Tons Produced Compared to 2019 (in thousands)	-	(551)	(2,599)	(1,954)	(747)
Difference in Metric Tons Produced Compared to 2019 Multiplied by the Average Price per Metric Ton	-	$62 million	$469 million	$654 million	$181 million

_____________________________

10 Hector Forster, “Metallurgical Coal Prices Reached A 10 Year High,” S&P Global, January 19, 2022, https://www.spglobal.com/commodityinsights/en/market-insights/latest-news/metals/011922-global-coking-coal-supply-issues-push-prices-to-historic-highs; Jeffery Lu, “Seaborne CFR China Met Coal Prices Hit 10-Year High,” S&P Global, June 24, 2021, https://www.spglobal.com/commodityinsights/en/market-insights/latest-news/coal/062421-seaborne-cfr-china-met-coal-prices-hit-10-year-high.

11 Warrior Met Coal, Inc., Annual Report for the Fiscal Year Ended December 31, 2022 (Form 10-K), February 15, 2023, p. 69, https://www.sec.gov/ix?doc=/Archives/edgar/data/1691303/000169130323000010/hcc-20221231.htm.

12 Warrior Met Coal, Inc., Annual Report for the Fiscal Year Ended December 31, 2020 (Form 10-K), U.S. Securities and Exchange Commission, February 24, 2021, p. 64, https://www.sec.gov/ix?doc=/Archives/edgar/data/0001691303/000169130321000010/hcc-20201231.htm; Warrior Met Coal, Inc., Annual Report for the Fiscal Year Ended December 31, 2023 (Form 10-K), February 14, 2024, p. 71, https://www.sec.gov/ixviewer/ix.html?doc=/Archives/edgar/data/1691303/000169130324000008/hcc-20231231.htm.

3

In 2020 when the COVID-19 pandemic began, the Company’s production fell by 551 thousand metric tons compared to the previous year in 2019. In 2021 when the UMWA strike began on April 1, 2021, the Company’s annual production fell by 2,599 thousand metric tons compared to 2019. During the UMWA strike in 2022, the Company’s annual production remained 1,954 thousand metric tons below its 2019 levels. And 2023 when the UMWA ended the strike in February 16, 2023, the Company’s production was 747 thousand metric tons below its 2019 levels. In other words, between 2021 and 2023 the Company produced 5.3 million fewer metric tons compared to the Company’s 2019 pre-COVID-19 production levels.

The opportunity cost of this missed production is high when measured against the Company’s average price per metric ton for 2021, 2022, and 2023. These additional metric tons would have been worth $469 million in 2021, $654 million in 2022, and $181 million in 2023, at Company’s average price per metric ton in each year. Had the Company maintained production at 2019 levels between 2021 and 2023, the additional production would have been worth a total of $1.3 billion. In our view, the opportunity cost of $1.3 billion in potential revenue from reduced 2021-2023 production compared to 2019 levels could have been avoided had the Company negotiated a collective bargaining agreement with the striking Company employees that the UMWA represents.

During the UMWA strike, the Company’s sales also underperformed its direct competitors Arch Resources, Inc. and Peabody Energy Corporation who increased their production to take advantage of increased metallurgical coal prices. Arch Resources, Inc. increased its metallurgical coal sales from 7 million tons in 2020 to 7.7 million tons in 2021 and 7.8 million tons in 2022.13 Peabody Energy Corporation’s Seaborne Metallurgical Mining segment produced 5.6 million tons in 2020, 5.5 million tons in 2021, and 6.6 million tons in 2022.14 In contrast, the Company’s sales decreased from 6.7 million metric tons sold in 2020 to 5.7 million metric tons in 2021 and just 5.1 million metric tons in 2022.15

The Company’s stock price also underperformed these direct peers during the UMWA strike. In the Company’s 2022 Annual Report’s Stock Performance Graph, Arch Resources, Inc. and Peabody Energy Corp. were identified as the Company’s Custom Composite Index that reflected publicly listed U.S. companies within the coal industry of similar size and product type.16 We note that the Company has omitted this Custom Composite Index from its 2023 Annual Report’s Stock Performance Graph.17 The following graph shows the cumulative total shareholder return for our Company’s stock (NYSE:HCC) compared to Arch Resources, Inc. (NYSE:ARCH) and Peabody Energy Corporation (NYSE:BTU) from the day before the strike commenced on April 1, 2021 until the strike ended on February 13, 2023. The graph assumes that $100 was invested on March 31, 2021 (the day before the UMWA strike commenced) through February 16, 2023 (the day that the UMWA strike ended) in each company’s common stock and that all dividends were reinvested.

_____________________________

13 ARCH Resources, Inc., Annual Report for the Fiscal Year Ended December 31, 2022 (Form 10-K), February 16, 2023, p. 82, https://www.sec.gov/Archives/edgar/data/1037676/000155837023001458/arch-20221231x10k.htm; ARCH Resources, Inc., Annual Report for the Fiscal Year Ended December 31, 2021 (Form 10-K), February 16, 2022, p.81, https://www.sec.gov/Archives/edgar/data/1037676/000155837022001243/arch-20211231x10k.htm.

14 Peabody Energy Corporation, Annual Report for the Fiscal Year Ended December 31, 2022 (Form 10-K), February 24, 2023, p. 64, https://www.sec.gov/Archives/edgar/data/1064728/000106472823000013/btu-20221231.htm; Peabody Energy Corporation, Annual Report for the Fiscal Year Ended December 31, 2021 (Form 10-K), February 18, 2022, p. 61, https://www.sec.gov/Archives/edgar/data/1064728/000106472822000008/btu-20211231.htm.

15 Warrior Met Coal, Inc., Annual Report for the Fiscal Year Ended December 31, 2022 (Form 10-K), February 15, 2023, p. 69, https://www.sec.gov/ix?doc=/Archives/edgar/data/1691303/000169130323000010/hcc-20221231.htm.

16 Warrior Met Coal, Inc., Annual Report for the Fiscal Year Ended December 31, 2022 (Form 10-K), February 15, 2023, p. 66, https://www.sec.gov/ix?doc=/Archives/edgar/data/1691303/000169130323000010/hcc-20221231.htm.

17 Warrior Met Coal, Inc., Annual Report for the Fiscal Year Ended December 31, 2023 (Form 10-K), February 14, 2024, p. 69, https://www.sec.gov/ixviewer/ix.html?doc=/Archives/edgar/data/1691303/000169130324000008/hcc-20231231.htm.

4

Warrior Met Coal’s Cumulative Total Shareholder Return Compared to Arch Resources and Peabody Energy Corporation During the UMWA Strike, 3/31/2021 – 2/16/23

Moreover, we believe that the Board of Directors inappropriately “moved the goalposts” for the Company’s senior executive compensation after the UMWA strike commenced by reducing the target goal for production from 6.5 million metric tons in 202018 to 4.6 million metric tons in 202119 and 5 million metric tons in 2022.20 And although the Company only achieved 92 percent of another executive compensation performance metric in 2021 (Continuous Miner Feet of Advance), the Compensation Committee approved the full Restricted Stock Award for this metric “due to the fact that the performance goals for 2021 assumed that the strike would be resolved sooner and the Company would be able to resume normal operations.”21

_____________________________

18 Warrior Met Coal, Inc., Proxy Statement for 2021 Annual Meeting (Form DEF 14A), March 15, 2021, p. 25, https://www.sec.gov/Archives/edgar/data/1691303/000110465921036012/tm219535d1_def14a.htm.

19 Warrior Met Coal, Inc., Proxy Statement for 2022 Annual Meeting (Form DEF 14A), March 14, 2022, p. 49, https://www.sec.gov/Archives/edgar/data/1691303/000110465922033220/tm227966-2_def14a.htm.

20 Warrior Met Coal, Inc., Proxy Statement for 2023 Annual Meeting (Form DEF 14A), March 13, 2023, p. 39, https://www.sec.gov/ixviewer/ix.html?doc=/Archives/edgar/data/1691303/000119312523068562/d180426ddef14a.htm.

21 Warrior Met Coal, Inc., Proxy Statement for 2022 Annual Meeting (Form DEF 14A), March 14, 2022, p. 39, https://www.sec.gov/Archives/edgar/data/1691303/000110465922033220/tm227966-2_def14a.htm.

5

In our view, executive compensation should reflect the actual performance of the Company and should not exclude events that the Company executives can influence such as a strike. In light of these facts, we believe that the Company would strongly benefit from instituting corporate governance reforms that promote greater accountability to stockholders. Although these corporate governance issues are not free from debate, we believe that the Stockholder Proposals described below are basic elements of good corporate governance. In our opinion, adoption of these proposals will cause the Company’s management and directors to better focus on the central goal of increasing stockholder value at the Company.

6

STOCKHOLDER PROPOSALS

WE RECOMMEND THAT YOU VOTE “FOR” EACH OF THE FOLLOWING PROPOSALS (ITEMS 5, 6, 7, 8, and 9 on the BLUE card).

The following stockholder proposals are non-binding and advisory in nature, and will not legally mandate any action by the Company. The vote required to pass each proposal is a majority of the votes cast “for” and “against” each proposal. Votes to “abstain” and broker non-votes have no effect on the result. If you do not indicate an instruction with respect any of the below Stockholder Proposals on the BLUE proxy card, the named proxies will cause your proxy to be voted “FOR” such proposals.

STOCKHOLDER PROPOSAL #1

REQUIRE STOCKHOLDER APPROVAL OF “POISON PILLS”

ITEM #5 ON THE AFL-CIO AND UMWA BLUE PROXY CARD

RESOLVED: Stockholders urge the Board of Directors to take the necessary steps to adopt a “poison pill” bylaw provision to require that any rights plan be submitted to a shareholder vote within one year of being adopted, extended or renewed by the Board of Directors.

SUPPORTING STATEMENT:

On February 14, 2020, our Company adopted a rights plan (commonly known as a poison pill) to preserve the value of deferred tax benefits resulting from Company’s net operating loss carryforwards (the “NOL Rights Plan”).22 On March 4, 2022, our Company amended the NOL Rights Plan to extend its duration and increase the purchase price specified by the rights agreement.23 The Board of Directors submitted the NOL Rights Plan and its amendments for approval by the Company’s stockholders, which we believe is an important safeguard for stockholders.

Over the last three years, the value of our Company’s net operating losses has fallen significantly. When our Company originally announced the NOL Rights Plan in 2020, the Company reported federal and state net operating losses exceeding approximately $1.6 billion.24 As of December 31, 2023, the Company had utilized all of its federal NOL carryforwards and had $928.2 million in state NOL carryforwards that predominantly will expire over the next ten years.25The NOL Rights Plan will expire at the time that the Board of Directors determines that the net operating losses are fully utilized.

_____________________________

22 Warrior Met Coal, Inc., “Rights Agreement Dated as of February 14, 2020,” Current Report (Form 8-K), February 14, 2020, https://www.sec.gov/Archives/edgar/data/1691303/000119312520038384/d874647dex41.htm.

23 Warrior Met Coal, Inc., “Amendment No. 1 to the Rights Agreement Dated as of March 4, 2022,” Current Report (Form 8-K), March 4, 2022, https://www.sec.gov/Archives/edgar/data/1691303/000169130322000010/exhibit41amendmentno1torig.htm.

24 Warrior Met Coal, Inc., “Warrior Met Coal Adopts Rights Agreement to Protect Net Operating Loss Carryforwards,” February 14, 2020, https://investors.warriormetcoal.com/news-releases/2020/02-14-2020-211342038.

25 Warrior Met Coal, Inc., Annual Report for the Fiscal Year Ended December 31, 2023 (Form 10-K), February 14, 2024, p. 87, https://www.sec.gov/ixviewer/ix.html?doc=/Archives/edgar/data/1691303/000169130324000008/hcc-20231231.htm.

7

While the Board of Directors submitted the NOL Rights Plan and the 2022 amendments extending the NOL Rights Plan for stockholder approval, the Board of Directors was not required to do so under the Company’s bylaws. We believe that adopting a bylaw provision to require stockholder approval of any future rights plan is in the best interest of stockholders. If implemented, this proposal will give our Company’s stockholders an opportunity to vote on any rights plan within one year of being adopted, extended, or renewed by the Board of Directors.

STOCKHOLDER PROPOSAL #2

ADOPT A “PROXY ACCESS” BYLAW PROVISION

ITEM #6 ON THE AFL-CIO AND UMWA BLUE PROXY CARD

RESOLVED: Stockholders urge the Board of Directors to take the necessary steps to adopt a “proxy access” bylaw provision to require that the Company include shareholder-nominated candidates in the Company’s proxy materials for up to 20 percent of the seats on the Board of Directors so long as the nominating stockholder (or a group of up to 20 stockholders) has beneficially owned at least 3 percent of Company’s outstanding shares continuously for at least three years.

SUPPORTING STATEMENT:

Proxy access is a mechanism that allows long-term stockholders (or a group of long-term stockholders) who own a certain percentage of the company’s shares for a certain period of time to nominate a limited number of director candidates for inclusion in the company’s proxy materials. Proxy access allows stockholders to use the company’s proxy card and proxy statement to vote for their preferred candidates, instead of having to create and distribute their own proxy materials. This proposal is modeled on proxy access provisions that other companies have adopted with similar stockholding requirements to nominate an alternative director candidate.

In our view, proxy access bylaw provisions are a corporate governance best practice. Proxy access is important for stockholders because it gives them the ability to nominate and elect directors who represent their interests and values. Proxy access can also enhance board independence, accountability, and responsiveness to stockholders’ concerns. Academic research supports our belief that investors place a positive financial value on proxy access.26 According to a review of academic studies by the CFA Institute, proxy access can enhance board performance and increase market valuations.27

_____________________________

26Bo Becker, Daniel Bergstresser, and Guhan Subramanian, “Does Shareholder Proxy Access Improve Firm Value? Evidence from the Business Roundtable’s Challenge,” Journal of Law & Economics, Volume 56, Number 1, February 2013, https://www.journals.uchicago.edu/doi/10.1086/667411.

27CFA Institute, “Proxy Access in the United States,” August 2014, https://www.cfainstitute.org/-/media/documents/article/position-paper/proxy-access-in-united-states-revisiting-proposed-sec-rule.pdf.

8

In recent years, a growing number of companies have adopted proxy access bylaw provisions. According to the Council of Institutional Investors, proxy access is available in some form at over two-thirds of S&P 500 companies but less than one-fifth of Russell 3000 companies.28 Our Company’s competitors Arch Resources, Inc.29 and Peabody Energy Corporation30 have adopted proxy access bylaw provisions. We believe that the time has come for our Company to strengthen its corporate governance by adopting a proxy access bylaw provision.

STOCKHOLDER PROPOSAL #3

REQUIRE STOCKHOLDER APPROVAL FOR “BLANK CHECK” PREFERRED STOCK

ITEM #7 ON THE AFL-CIO AND UMWA BLUE PROXY CARD

RESOLVED: Stockholders urge the Board of Directors to take the necessary steps to adopt a “blank check” preferred stock amendment to the Company’s Certificate of Incorporation to prohibit the issuance of preferred stock without prior stockholder approval for any defensive or anti-takeover purpose or for the purpose of implementing any rights plan that has not been approved by stockholders within one year of adoption.

SUPPORTING STATEMENT:

Blank check preferred stock is a type of preferred stock that gives the board of directors the authority to issue shares with various rights, preferences, and privileges without obtaining stockholder approval. Blank check preferred stock can be used as a management entrenchment device to block a hostile takeover bid by issuing shares to a friendly party to make a takeover more expensive or difficult for a potential acquirer. Our Company’s Certificate of Incorporation authorizes the Board of Directors to issue 10 million shares of blank check preferred stock.31

Proxy voting advisors have expressed concern about blank check preferred stock. According to Glass Lewis, “We believe that granting such broad discretion should be of concern to common stockholders, since blank-check preferred stock could be used as an anti-takeover device or in some other fashion that adversely affects the voting power or financial interests of common stockholders.”32 According to Institutional Shareholder Services, “To be acceptable, appropriate disclosure would be needed that the shares are “declawed”: i.e., representation by the board that it will not, without prior stockholder approval, issue or use the preferred stock for any defensive or anti-takeover purpose or for the purpose of implementing any stockholder rights plan.”33

_____________________________

28Council of Institutional Investors, “Proxy Access: Best Practices 2017,” July 2017, https://www.cii.org/proxy_access.

29 Arch Resources, Inc., “Amended and Restated Bylaws of Arch Resources, Inc.” December 12, 2022, https://filecache.investorroom.com/mr5ir_archrsc/104/BYLAWS-%20FINAL%20%2812-12-2022%29.pdf.

30Peabody Energy Corporation, “ Amended And Restated By-Laws of Peabody Energy Corporation,” December 4, 2023, https://www.peabodyenergy.com/Peabody/media/MediaLibrary/Investor%20Info/Corporate%20Governance/Second-Amended-and-Restated-Bylaws-(FINAL).pdf

31 Warrior Met Coal, Inc., Certificate of Incorporation of Warrior Met Coal, Inc., Form S-8 (Exhibit 3.1), April 19, 2017, https://www.sec.gov/Archives/edgar/data/1691303/000119312517128970/d373901dex31.htm.

32 Glass Lewis, “2024 Benchmark Policy Guidelines - United States,” 2023, p. 77, https://www.glasslewis.com/wp-content/uploads/2023/11/2024-US-Benchmark-Policy-Guidelines-Glass-Lewis.pdf.

33 Institutional Shareholder Services, “United States - Proxy Voting Guidelines Benchmark Policy Recommendations,” December 13, 2022, p. 36, https://www.issgovernance.com/file/policy/active/americas/US-Voting-Guidelines.pdf.

9

If implemented, this proposal would urge the Board of Directors to take the necessary steps to adopt an amendment to the Company’s Certificate of Incorporation to prohibit the issuance of preferred stock without prior stockholder approval for any defensive or anti-takeover purpose, including in connection with the adoption of a poison pill. In our view, stockholders should have the opportunity to vote on the issuance of preferred stock in these circumstances to ensure that the Board of Directors acts in the best interests of stockholders.

STOCKHOLDER PROPOSAL #4

REQUIRE STOCKHOLDER APPROVAL FOR “GOLDEN PARACHUTES”

ITEM #8 ON THE AFL-CIO AND UMWA BLUE PROXY CARD

RESOLVED: Stockholders urge the Board of Directors to adopt a “golden parachute” severance agreement policy to require that all adopted, extended or renewed severance agreements with the Company’s senior executives be submitted for stockholder approval. Compliance with this policy may be excused for the Company’s existing severance agreements that are in effect on the date that this policy is adopted.

SUPPORTING STATEMENT:

Golden parachutes are severance agreements for senior executives who are terminated as a result of a merger or takeover. In our opinion, golden parachutes can undermine the alignment of interests between executives and stockholders as executives may receive excessive compensation regardless of their performance or the outcome of the merger. We are also concerned that golden parachutes can incentivize executives to pursue a suboptimal merger that triggers their payouts. Finally, we believe that excessive golden parachutes can reduce the share price that stockholders receive in a change in control of a company. Academic research has found that the adoption of golden parachutes has an overall negative effect on stockholder wealth.34

Our Company has entered into an employment agreement with Company CEO Walter Scheller that provides him with certain severance benefits following his termination without cause or for good reason after a change in control. As of December 31, 2023, Mr. Scheller was entitled to a cash payment of $5,672,200 and accelerated vesting of his unvested restricted stock units valued at $16,244,550.35 The term of Mr. Scheller’s employment agreement does not expire, and he is entitled to resign for good reason after a change in control following a material diminution of his title or authority.36

_____________________________

34 Lucian Bebchuk, Alma Cohen, and Charles C.Y. Wang, “Golden Parachutes and the Wealth of Shareholders,” Journal of Corporate Finance, Volume 25, April 2014, https://doi.org/10.1016/j.jcorpfin.2013.11.008.

35 Warrior Met Coal, Inc., Proxy Statement for the 2024 Annual Meeting (Form DEFC14A), March 14, 2024, p. 68, https://www.sec.gov/ix?doc=/Archives/edgar/data/1691303/000119312524067623/d555252ddefc14a.htm.

36 Warrior Met Coal, Inc., Employment Agreement, dated March 31, 2016 by and between Warrior Met Coal, LLC and Walter J. Scheller, III, Form S-1 (Exhibit 10.7), March 7, 2017, https://www.sec.gov/Archives/edgar/data/1691303/000119312517072810/d501786dex107.htm.

10

If implemented, this proposal will give our Company’s stockholders an opportunity to approve all newly adopted, extended or renewed severance agreements with our Company’s senior executives. We do not believe that an advisory vote on golden parachutes as part of a merger or acquisition is sufficient to protect the interests of stockholders because such a vote cannot amend the terms of executives’ employment agreements. Instead, we believe that executive employment agreements should be submitted for stockholder approval prior to their adoption.

STOCKHOLDER PROPOSAL #5

ASSESSMENT OF THE COMPANY’S RESPECT FOR WORKERS’ RIGHTS

ITEM #9 ON THE AFL-CIO AND UMWA BLUE PROXY CARD

RESOLVED: Stockholders urge the Board of Directors to commission and oversee an independent, third-party assessment of the Company’s respect for the internationally recognized human rights of freedom of association and collective bargaining. The assessment, prepared at reasonable cost and omitting legally privileged, confidential, or proprietary information, should be publicly disclosed on the Company’s website.

SUPPORTING STATEMENT:

Freedom of association and collective bargaining are internationally recognized human rights according to the International Labour Organization’s Declaration on Fundamental Principles and Rights at Work37 and the United Nations’ Universal Declaration of Human Rights.38 The United Nations’ Guiding Principles on Business and Human Rights urge companies to “know and show” that they respect human rights by adopting “a human rights due diligence process to identify, prevent, mitigate and account for how they address their impacts on human rights.”39

We believe that commissioning an independent, third-party assessment of the Company’s respect for the internationally recognized human rights of freedom of association and collective bargaining would be beneficial for our Company. On June 29, 2023, a NLRB Administrative Law Judge found that the Company had engaged in unfair labor practices by failing and refusing to provide information that the UMWA had requested during bargaining.40 On September 7, 2023, the director of NLRB Region 10 dismissed a petition to decertify the UMWA as the representative of the Company’s unionized employees, concluding that “a causal nexus exists between the Employer’s unlawful conduct and the decertification petition.”41 In our view, these alleged unfair labor practices contributed to and prolonged the UWMA’s 2021-2023 strike.

_____________________________

37 International Labour Organization, “ILO Declaration on Fundamental Principles and Rights at Work,” 2022, https://www.ilo.org/wcmsp5/groups/public/---ed_norm/---declaration/documents/normativeinstrument/wcms_716594.pdf.

38 United Nations, “Universal Declaration of Human Rights,” 1948, https://www.un.org/en/about-us/universal-declaration-of-human-rights.

39 United Nations, “Guiding Principles On Business And Human Rights,” 2011, p. 16, https://www.ohchr.org/sites/default/files/Documents/Publications/GuidingPrinciplesBusinessHR_EN.pdf.

40 Warrior Met Coal Mining, LLC & United Mine Workers of Am., Int'l Union, No. 10-CA-274900, 2023 WL 4264887 (June 29, 2023), available at https://apps.nlrb.gov/link/document.aspx/09031d4583ac4809.

41 Warrior Met Coal Mining, LLC & United Mine Workers of Am., Int'l Union, No. 10-RD-315651 (September 7, 2023), available at https://apps.nlrb.gov/link/document.aspx/09031d4583b41c4c.

11

In our opinion, an independent, third-party assessment will provide assurance that the Company’s current employment policies and practices conform with the Company’s international human rights obligations. We also believe that respecting workers’ rights to freedom of association and collective bargaining benefits our Company and its stockholders. Recent whitepapers by Trillium Asset Management42 and the Global Unions’ Committee on Workers’ Capital43 summarize various studies showing that freedom of association and collective bargaining can have significant positive benefits on employee turnover, productivity, and health and safety.

_____________________________

42 Trillium Asset Management, “The Investor Case for Supporting Worker Organizing Rights,” July 2022, https://www.trilliuminvest.com/whitepapers/the-investor-case-for-supporting-worker-organizing-rights.

43 Committee on Workers’ Capital, “Shared Prosperity: The Investor Case for Freedom of Association and Collective Bargaining,” November 2022, https://www.workerscapital.org/wp-content/uploads/2023/04/cwc_foa_cb_report.pdf.

12

PROXY VOTING PROCEDURES

The record date for eligibility to vote at the Company’s annual meeting of stockholders is March 4, 2024. As of such date there were 52,297,273 shares of common stock outstanding. We intend to solicit at least a majority of the voting power of the Company’s outstanding common stock. You may vote for our Stockholder Proposals (Items 5, 6, 7, 8, and 9) on our BLUE proxy card or the Company’s WHITE proxy card. A proxy vote may be revoked any time prior to the stockholder meeting by signing and submitting a later dated proxy card, by sending written notice of revocation to the proxy holder, or by voting at the virtual meeting. If you have already voted using the WHITE proxy card provided by the Company, you may revoke that vote by signing, dating and returning the BLUE card being provided here.

We will use a third-party vendor to make our Proxy Statement and BLUE Proxy Card available to stockholders over the internet, by email, and by mail. After the Company has distributed its proxy materials and/or a Notice of Internet Availability of Proxy Materials, we will mail to stockholders our proxy statement and proxy card, and/or a Notice of Internet Availability of Proxy Materials containing instructions on how to access and review the proxy materials via the internet using the stockholder information provided by the Company. Only one proxy statement, or Notice of Internet Availability of Proxy Materials, as applicable, will be delivered to multiple security holders sharing an address unless we have received contrary instructions from one or more of the security holders. The UMWA will bear all solicitation costs (estimated to be $15,000) and will not seek reimbursement from the Company.

We are not nominating candidates to the Board of Directors. Also, we are not seeking discretionary voting authority to vote your shares at the annual meeting if matters should come up on which you have not given us instructions. We do not anticipate any matters to be raised at the meeting other than what are already in the Company’s proxy statement, as the Company’s bylaws require advance notice be given to the Company of any matters to be raised at the meeting.

The Company has nominated six individuals for election to the Board of Directors: Ana B. Amicarella (Item 1.01), J. Brett Harvey (Item 1.02), Walter J. Scheller, III (Item 1.03), Lisa M. Schnorr (Item 1.04), Alan H. Schumacher (Item 1.05), and Stephen D. Williams (Item 1.06). The Company has also proposed to approve, on an advisory basis, the compensation of the Company’s named executive officers (Item 2), to hold a non-binding advisory vote on the frequency of future advisory votes on executive compensation (Item 3), and to ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2024 (Item 4).

Items 1 – 4 (the “Management Proposals”) and Items 5 – 9 (the Stockholder Proposals) on our BLUE card correspond to the same numbered items on the Company’s WHITE proxy card. We make no recommendations on the Management Proposals. We incorporate by reference all information concerning these proposals, the board of directors and voting procedures contained in the Company’s Definitive Proxy Statement. If you choose to vote on the Management Proposals using our BLUE card, we will only vote your shares in accordance with your voting instructions. If you do not provide us with voting instructions on any or all of the Management Proposals, we will vote your shares to “abstain” on those matters that you do not provide voting instructions.

13

Our Stockholder Proposals (Items 5 – 9 on our BLUE card) are non-binding and advisory in nature, and will not legally mandate any action by the Company. If you do not indicate an instruction with respect any of our Stockholder Proposals on the BLUE proxy card, the named proxies will cause your proxy to be voted “for” such proposals. Passage of our Stockholder Proposals requires approval of a majority of the votes cast “for” and “against” the proposal. Votes to “abstain” as to a given proposal have no effect on the vote, and neither do broker non-votes. Passage of one or more of our Stockholder Proposals is not conditioned on the approval of other matters. Passage of all items on the proxy card will be treated as described in the Company’s Definitive Proxy Statement in the section “What level of stockholder vote is required to approve each proposal, what are the effects of abstentions and unmarked proxy cards, and is broker discretionary voting allowed?” at page 4.

Broker non-votes will be treated as described in the Company’s Definitive Proxy Statement at page 4. A broker non-vote occurs when a broker, bank or other holder of record, in nominee name or otherwise, exercising its fiduciary powers (typically referred to as being held in “street name”) submits a proxy for the annual meeting, but does not vote on a particular proposal and has not received voting instructions from the beneficial owner. Broker non-votes (like abstentions) will be counted as present for purposes of determining the presence of a quorum as described in the Company’s Definitive Proxy Statement at page 3. Brokers may not exercise discretionary authority regarding any of our stockholder proposals. As a result, if you do not instruct your bank, broker or other holder of record on how to vote your shares, then your shares may not be voted at the annual meeting of stockholders.

PLEASE USE THE ENCLOSED BLUE PROXY CARD TO VOTE FOR OUR STOCKHOLDER PROPOSALS. YOU SHOULD ALSO HAVE RECEIVED A PROXY CARD FROM THE COMPANY. IF YOU SUPPORT OUR STOCKHOLDER PROPOSALS, DO NOT SEND BACK MANAGEMENT’S PROXY CARD UNLESS YOU VOTE FOR OUR STOCKHOLDER PROPOSALS. ANY PROXY CARD YOU HAVE SIGNED IS CANCELED OUT BY SUBMITTING A LATER-DATED PROXY CARD.

14

INFORMATION ABOUT THE PARTICIPANTS IN THIS SOLICITATION

This proxy solicitation is made by the AFL-CIO, the UMWA, and our respective employees, agents or persons who are authorized to act on the AFL-CIO’s and UMWA’s behalf, none of whom will receive additional compensation for this solicitation. AFL-CIO employees Carin Zelenko, Brandon Rees, and Erin Markiewitz and UMWA employees Jason Haught and Michael Phillippi are participating in the proxy solicitation. They do not have any interest in the solicitation apart from the interests that the AFL-CIO and the UMWA have in the solicitation. The address of the AFL-CIO, Carin Zelenko, Brandon Rees, and Erin Markiewitz is 815 Black Lives Matter Plaza NW, Washington DC 20006. The address of the UMWA, Jason Haught and Michael Phillippi is 18354 Quantico Gateway Drive Suite 200, Triangle VA 22172.

The AFL-CIO directly owns 100 shares of the Company’s common stock. The UMWA beneficially owns 2 shares of the Company’s common stock. Brandon Rees beneficially owns 1 share of the Company’s common stock. While not participants in this proxy solicitation, the AFL-CIO Equity Index Funds beneficially own shares of the Company’s common stock. The AFL-CIO Equity Index Funds are pooled fund vehicles for the benefit of retirement plans that are associated with the AFL-CIO and its affiliated unions. We believe that other retirement plans associated with AFL-CIO affiliated unions are also beneficial stockholders of the Company.

The AFL-CIO is a federation of 60 national and international labor unions that represent approximately 12.5 million working people. The AFL-CIO is financially supported by the payment of dues from affiliated unions; dues are calculated according to each affiliate union’s employee-membership. The UMWA is a labor union that is affiliated with the AFL-CIO and pays per capita dues to the AFL-CIO. The UMWA has agreed to pay for the costs of the proxy solicitation that are estimated to be $15,000.

The UMWA is the certified bargaining representative for various Company employees. On April 1, 2021, the UMWA’s collective bargaining agreement with the Company expired and the UMWA initiated an unfair labor practice strike against the Company. The UMWA strike against the Company ended on February 16, 2023 with an unconditional return to work offer that the Company accepted. The UMWA continues to seek to negotiate a new collective bargaining agreement with the Company.

The UMWA and the Company have been involved in various legal proceedings in connection with the labor dispute. The UMWA has filed unfair labor practice charges against the Company with the National Labor Relations Board (the “NLRB”), and the Company has filed unfair labor practice charges against the UMWA. Many of these unfair labor practice charges are still open before the NLRB. On April 2, 2021, the Company filed a Motion for Preliminary Injunction in the Circuit Court of Tuscaloosa County, Alabama concerning alleged conduct related to strike picketing, and the state court issued various preliminary injunctions and contempt orders against the UMWA.44 On June 16, 2022, the UMWA and the Company entered into a settlement agreement regarding certain charges against the UMWA relating to alleged conduct during the strike.45 On June 29, 2023, a NLRB Administrative Law Judge found that the Company had engaged in unfair labor practices by failing and refusing to provide information that the UMWA had requested during bargaining.46 The Company and the UMWA have filed exceptions to the NLRB Administrative Law Judge’s June 29, 2023 decision that are still pending before the NLRB. On September 7, 2023, the director of NLRB Region 10 dismissed a petition to decertify the UMWA, concluding that “a causal nexus exists between the Employer’s unlawful conduct and the decertification petition.”47

_____________________________

44 Warrior Met Coal Mining, LLC v United Mine Workers of Am., Int'l Union et. al., No. CV-2021-900285 (Ala. Cir. Ct. 2021).

45 United Mine Workers of Am., Int'l Union & Warrior Met Coal Mining, LLC, No. 10-CB-275094, 2022 WL 2191111 (June 16, 2022), available at https://apps.nlrb.gov/link/document.aspx/09031d45837b6c89.

46 Warrior Met Coal Mining, LLC & United Mine Workers of Am., Int'l Union, No. 10-CA-274900, 2023 WL 4264887 (June 29, 2023), available at https://apps.nlrb.gov/link/document.aspx/09031d4583ac4809.

47 Warrior Met Coal Mining, LLC & United Mine Workers of Am., Int'l Union, No. 10-RD-315651 (September 7, 2023), available at https://apps.nlrb.gov/link/document.aspx/09031d4583b41c4c.

15

With the exception of our Stockholder Proposal that requests an independent assessment of the Company’s respect for workers’ rights (Item 9 on the BLUE card), we do not seek your support in labor matters and do not believe that enactment of the Stockholder Proposals would have any impact on such matters. As to Items 5, 6, 7, 8 and 9 on the BLUE card, the AFL-CIO and the UMWA will vote each proxy card received in accordance with stockholders’ instructions. HOWEVER, IF YOU DO NOT INDICATE AN INSTRUCTION WITH RESPECT TO ANY OF THE STOCKHOLDER PROPOSALS ON THE BLUE PROXY CARD, THE NAMED PROXIES WILL CAUSE YOUR PROXY TO BE VOTED “FOR” SUCH PROPOSALS. As to the Management Proposals, (Items 1 – 4 on the BLUE card), we will vote only as instructed. IF YOU DO NOT INDICATE AN INSTRUCTION WITH RESPECT TO ANY OF THE MANAGEMENT PROPOSALS ON THE BLUE PROXY CARD, THE NAMED PROXIES WILL CAUSE YOUR PROXY TO BE VOTED “ABSTAIN” SUCH PROPOSALS. The AFL-CIO and the UMWA are not otherwise seeking discretionary voting authority for the annual meeting of stockholders.

EXECUTIVE COMPENSATION/SECURITY OWNERSHIP OF MANAGEMENT AND 5% OWNERS/STOCKHOLDER PROPOSAL RIGHTS

Please see the information contained in the Company’s Definitive Proxy Statement in the sections titled “Executive Officer and Director Compensation” starting on page 31, “Security Ownership of Certain Beneficial Owners and Management” at page 85, and “Deadline for Stockholder Proposals” at page 95.

PLEASE RETURN THE ENCLOSED BLUE PROXY CARD TODAY, AS INSTRUCTED ON THE CARD.

For more information, contact the AFL-CIO at (202) 637-5152 or invest@aflcio.org.

16

WARRIOR MET COAL, INC.

BLUE PROXY CARD FOR 2024 ANNUAL MEETING OF

STOCKHOLDERS SCHEDULED FOR APRIL 25, 2024

THIS PROXY IS SOLICITED BY

AMERICAN FEDERATION OF LABOR-CONGRESS OF INDUSTRIAL

ORGANIZATIONS AND UNITED MINE WORKERS OF AMERICA

THIS PROXY IS NOT BEING SOLICITED ON BEHALF

OF THE WARRIOR MET COAL BOARD OF DIRECTORS

The undersigned stockholder of Warrior Met Coal, Inc. hereby appoints each of Carin Zelenko, Brandon Rees, Erin Markiewitz, Jason Haught and Michael Phillippi with full power of substitution, as the proxies of the undersigned for the sole purpose of voting all stock of the undersigned in the manner marked below at the Warrior Met Coal, Inc. annual meeting of stockholders for 2024, including at any adjournments or postponements thereof. If matters come before the meeting other than the items below, the stock of the undersigned will not be voted on such matters. None of the matters is related to or conditioned on the approval of any other matters. Item Numbers 5 – 9 have been proposed by the AFL-CIO and the UMWA. Item Numbers 5 – 9 are non-binding and advisory in nature, and will not legally mandate any action by Warrior Met Coal, Inc.

The undersigned hereby revokes any other proxy or proxies heretofore given to vote or act with respect to said shares and hereby ratifies and confirms all action the herein named attorneys and proxies, their substitutes, or any of them may lawfully take by virtue hereof. This proxy will be valid until the sooner of one year from the date indicated on the reverse side and the completion of the Annual Meeting (including any adjournments or postponements thereof).

THE AFL-CIO AND THE UMWA DO NOT MAKE ANY RECOMMENDATION REGARDING THE MANAGEMENT PROPOSALS THAT ARE LISTED AS ITEMS 1 – 4. IF YOU DO NOT INDICATE AN INSTRUCTION WITH RESPECT TO ANY OF THE MANAGEMENT PROPOSALS ON THE BLUE PROXY CARD, THE NAMED PROXIES WILL CAUSE YOUR PROXY TO BE VOTED TO “ABSTAIN” ON THESE ITEMS.

THE AFL-CIO AND THE UMWA RECOMMEND A VOTE “FOR” THE STOCKHOLDER PROPOSALS THAT ARE LISTED AS ITEMS 5 – 9, ALL OF WHICH ARE DESCRIBED ON THE REVERSE SIDE OF THIS CARD. IF YOU DO NOT INDICATE AN INSTRUCTION WITH RESPECT TO ANY OF THESE STOCKHOLDER PROPOSALS ON THE BLUE PROXY CARD, THE NAMED PROXIES WILL CAUSE YOUR PROXY TO BE VOTED “FOR” THE STOCKHOLDER PROPOSALS.

THE AFL-CIO AND THE UMWA ARE NOT OTHERWISE SEEKING DISCRETIONARY AUTHORITY TO VOTE ON ANY MATTERS THAT MAY ARISE AT THE ANNUAL MEETING.

ONLY VALID IF SIGNED. When shares are held by joint tenants, both should sign. When signing as attorney-in-fact, executor, administrator, trustee, guardian, corporate officer or partner, please give full title as such. If a corporation, please sign in corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

(Date)

(Signature)

(Signature if jointly held)

(Title if necessary)

YOUR VOTE IS IMPORTANT

Please take a moment now to vote your shares of Warrior Met Coal common stock for the upcoming Annual Meeting of Stockholders. Please complete, sign, date and return the BLUE proxy card in the envelope provided to the AFL-CIO (Attn: Brandon Rees), 815 Black Lives Matter Plaza NW, Washington, DC 20006.

☒ PLEASE MARK VOTES AS IN THIS EXAMPLE.

Proposals - The AFL-CIO and the UMWA make no recommendation regarding the following Management Proposals (Items 1 – 4) and recommend a vote FOR the Stockholder Proposals (Items 5 – 9). None of the proposals are conditioned on the approval of any other proposal.

1. MANAGEMENT PROPOSAL: To elect six director nominees to the Board of Directors.

	For	Against	Abstain		For	Against	Abstain
01 - Ana B. Amicarella	☐	☐	☐	04 - Lisa M. Schnorr	☐	☐	☐
02 - J. Brett Harvey	☐	☐	☐	05 - Alan H. Schumacher	☐	☐	☐
03 - Walter J. Scheller, III	☐	☐	☐	06 - Stephen D. Williams	☐	☐	☐

2. MANAGEMENT PROPOSAL: To approve, on an advisory basis, the compensation of the Company’s named executive officers.	For ☐	Against ☐	Abstain ☐

3. MANAGEMENT PROPOSAL: To hold a non-binding advisory vote on the frequency of future advisory votes on executive compensation.	1 Year ☐ 3 Years ☐	2 Years ☐ Abstain ☐

4. MANAGEMENT PROPOSAL: To ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2024.	For ☐	Against ☐	Abstain ☐
5. STOCKHOLDER PROPOSAL: To adopt a resolution urging the Board of Directors to adopt a “poison pill” bylaw provision.	For ☐	Against ☐	Abstain ☐
6. STOCKHOLDER PROPOSAL: To adopt a resolution urging the Board of Directors to adopt a “proxy access” bylaw provision.	For ☐	Against ☐	Abstain ☐
7. STOCKHOLDER PROPOSAL: To adopt a resolution urging the Board of Directors to adopt a “blank check” preferred stock amendment to the Company’s Certificate of Incorporation.	For ☐	Against ☐	Abstain ☐
8. STOCKHOLDER PROPOSAL: To adopt a resolution urging the Board of Directors to adopt a “golden parachute” severance agreement policy.	For ☐	Against ☐	Abstain ☐
9. STOCKHOLDER PROPOSAL: To adopt a resolution urging the Board of Directors to commission and oversee an assessment of the Company’s respect for the internationally recognized human rights of freedom of association and collective bargaining.	For ☐	Against ☐	Abstain ☐

This Proxy, when properly executed, will be voted in the manner marked herein by the undersigned stockholder. Where no voting instructions are given, the shares represented by this proxy will be voted “for” the stockholder proposals (Items 5 – 9) on this proxy card and to “abstain” on the management proposals (Items 1 – 4) on this proxy card. If you have already voted using the WHITE proxy card provided by the Company, you may revoke that proxy by signing, dating and returning this BLUE card.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY IN THE ENCLOSED ENVELOPE PROVIDED.

CONTINUED AND TO BE SIGNED AND DATED ON THE REVERSE SIDE